Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Third Quarter of 2013

CHELMSFORD, Mass.--(BUSINESS WIRE)--October 24, 2013--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the third quarter ended September 30, 2013 of $68.7 million, an increase of 2.3% compared with $67.2 million for the third quarter of 2012, and an increase of 0.2% compared with $68.6 million for the second quarter of 2013. Net income for the quarter was $18.7 million, or $0.60 per diluted share, an increase of 5.9% compared with $17.7 million, or $0.57 per diluted share, for the third quarter of 2012, and an increase of 3.8% compared with $18.0 million, or $0.58 per diluted share, for the second quarter of 2013.

“I am proud of the Hittite Team for delivering another solid quarter while facing challenging markets,” said Rick Hess, President and CEO of Hittite. “We are confident that our innovation and engineering leadership will continue to drive our business success.”

For the third quarter of 2013, revenue from customers in the United States was $29.8 million, or 43.4% of the company’s total revenue, and revenue from customers outside the United States was $38.9 million, or 56.6% of total revenue. Gross margin was 71.2% for the third quarter of 2013, compared with 73.6% for the third quarter of 2012 and 72.4% for the second quarter of 2013. Operating income for the third quarter of 2013 was $28.0 million, or 40.7% of revenue, compared with $27.6 million, or 41.0% of revenue, for the third quarter of 2012 and $27.5 million, or 40.1% of revenue, for the second quarter of 2013. Total cash and marketable securities at September 30, 2013 was $457.3 million, an increase of $19.2 million for the quarter.

Business Outlook

The company expects revenue for the fourth quarter ending December 31, 2013 to be in the range of $66.5 million to $68.5 million and net income to be in the range of $16.7 million to $17.7 million, or $0.54 to $0.57 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. The conference call can be accessed by dialing (480) 629-9770. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4643630. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$219,232	$269,157
Marketable securities	238,097	140,069
Accounts receivable, net	35,671	30,921
Inventories	77,722	65,926
Income taxes receivable	4,131	1,566
Prepaid expenses and other current assets	2,960	2,761
Deferred taxes	13,451	14,988
Total current assets	591,264	525,388
Property and equipment, net	40,083	36,294
Deferred taxes	2,066	709
Other assets	8,869	11,172
Total assets	$642,282	$573,563

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,797	$3,205
Accrued expenses	12,258	12,889
Income taxes payable	206	584
Deferred revenue and customer advances	5,174	4,699
Total current liabilities	23,435	21,377
Long-term income taxes payable	4,964	412
Deferred taxes	348	446
Other liabilities	108	124
Total liabilities	28,855	22,359
Total stockholders' equity	613,427	551,204
Total liabilities and stockholders' equity	$642,282	$573,563

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue	$68,737	$67,170	$205,040	$195,880
Cost of revenue	19,808	17,762	56,538	51,119
Gross profit	48,929	49,408	148,502	144,761
	71.2%	73.6%	72.4%	73.9%
Operating expenses:
Research and development	11,994	12,549	37,941	36,753
Sales and marketing	5,638	6,017	17,411	17,647
General and administrative	3,298	3,290	10,491	11,130
Total operating expenses	20,930	21,856	65,843	65,530
Income from operations	27,999	27,552	82,659	79,231
	40.7%	41.0%	40.3%	40.4%

Interest and other income (expense), net	105	52	333	(11)
Income before income taxes	28,104	27,604	82,992	79,220
Provision for income taxes	9,365	9,915	28,605	28,365
Net income	$18,739	$17,689	$54,387	$50,855

Earnings per share:
Basic	$0.61	$0.58	$1.78	$1.68
Diluted	$0.60	$0.57	$1.75	$1.65

Weighted average shares outstanding:
Basic	30,619	30,361	30,589	30,345
Diluted	31,122	30,924	31,066	30,859

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer